Exhibit 3.9

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

POINTE WEST ONCOLOGY, LLC

(A Delaware Limited Liability Company)

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

POINTE WEST ONCOLOGY, LLC

(a Delaware Limited Liability Company)

This Limited Liability Company Operating Agreement (this “Agreement”) of Pointe West Oncology, LLC (the “Company”), dated as of January 9, 2003, is adopted and ‘agreed, by and among the Company, OnCURE Medical Corp., a Delaware corporation (“OnCURE”), and Mica Flo II, Inc., a Delaware corporation (“Mica, and collectively with OnCURE the “Initial Members”) and each of the other persons who, from time to time, may be admitted as a member of the Company and added to Schedule I hereto (collectively, with the Initial Members, the “Members”).

WHEREAS:

The Members desire to form the Company as a limited liability company under the Delaware Limited Liability Company Act (Sections 18-101 et seq, of Title 6 of the Delaware Code, as amended from time to time (the “Act”)); and

The Members and the Company desire to enter into this Agreement to govern the operation of the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, it is agreed as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

Section 1.1                                      Formation - Name - Place of Business - Term.

(a)                                  The Initial Members have caused the Company to be formed as a limited liability company under the Act by causing the Company’s Certificate of Formation to be filed with the Secretary of State of the State of Delaware.

(b)                                 The Company shall conduct its business under the name of: “Pointe West Oncology, LLC.”

(c)                                  The Company shall maintain its principal place of business at 6215 21st Avenue West, Bradenton, Florida 34029, or such other location as the Members may determine.

(d)                                 The term of the Company shall continue until dissolution as provided in Article VII hereof.

Section 1.2                                      Purpose and Powers.

(a)                                  Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto, including, without limiting the generality of the foregoing, to operate and manage a facility in Bradenton, Florida for the provision of radiation therapy, medical oncology, and related oncology services and physician practice management services for medical and radiation oncologists, and such other business as the Board in its discretion deems appropriate.

(b)                                 The Company shall have the power and authority to enter into, make and perform all contracts, agreements and undertakings, and to do any and all acts and things necessary, appropriate, incidental or convenient to the accomplishment of its purposes and for the protection and benefit of the Company.

Section 1.3                                      Registered Office and Agent.  The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act is [c/o Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808].  The name and address of the registered agent of the Company pursuant to the Act is and shall continue to be Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808.  The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board.

ARTICLE II

RIGHTS AND DUTIES OF MEMBER

Section 2.1                                      Membership Interests.

(a)                                  Each Member’s ownership interest in the Company is herein referred to generally as a “Membership Interest.” The names, addresses, and capital contributions of the Members are set forth in Schedule 1 attached hereto.  Each Member shall have the rights and powers set forth in this Agreement.

(b)                                 The respective rights of the Members to share in the capital of the Company, either by way of distributions or on liquidation, will be determined by reference to the Capital Accounts (as defined herein) of such Members.  Each Member’s share of allocations of profits and losses of the Company will be determined in accordance with the Member’s Capital Contributions.

Section 2.2                                      Management of Company Business, Voting.

(a)                                  The Members shall not have any right or power to take part in the management or control of the Company or of its business and affairs or to act for or bind the Company in any way.  Notwithstanding the foregoing, the Members shall have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent this Agreement, in the Act.  The Members shall have no voting rights except with respect to those matters specifically set forth in this Agreement and, to the extent not inconsistent herewith, as required in the Act.  Notwithstanding any other provision of this Agreement, no action may be taken by the Company (by the Board or otherwise) in connection with any of the following matters without the unanimous written consent of the Members:

(i)                                     any sale, transfer or pledge, mortgage or other disposition of all or substantially all of the property or assets of the Company;

(ii)                                  any dissolution, winding up or liquidation of, or filing of any petition in bankruptcy by (or the decision to oppose or not to oppose any similar petition filed by a third party in respect of) the Company;

(iii)                               the merger of the Company with or into any other entity; and

(iv)                              the amendment of this Agreement.

Section 2.3                                      Liability, Indemnification.

(a)                                  The Members shall have no liability as such for any debts, obligations or liabilities of the Company, whether arising in tort, contract or otherwise, solely by reason of being a Member of the Company or acting in such capacity or participating in any capacity in the conduct of the business of the Company, except as may be expressly agreed by the Members in writing or as provided by the Act.  Except as so agreed or provided, it is the intention of the parties hereto that the liability of the Members for the debts, obligations or liabilities of the Company shall be limited to the fullest extent permitted by the Act.

(b)                                 The Company shall, to the extent of the assets of the Company, and to the fullest extent permitted under the Act, defend, indemnify and save harmless the Members from and against any loss, claims, damage, liability, cost or expense (including without limitation reasonable counsel fees and disbursements) incurred in connection with acting as a Member, including without limitation any liabilities for breach of duty in any capacity except to the extent that such loss, claim, damage, liability, cost or expense or expense is determined to be caused by willful misconduct or gross negligence of the Member.

ARTICLE III

MANAGEMENT OF THE COMPANY

Section 3.1                                      Board of Managers

(a)                                  The management of the Company shall be vested in a Board of Managers (the “Board”) elected by the Members.  The total number of members of the Board (the “Managers”) shall be three unless otherwise fixed at a different number by any amendment hereto or by the unanimous consent of the Members.  The Members hereby elect Richard A. Baker, Jeffrey A. Goffman and Dr. Shyam B. Paryani as the initial Managers of the Company, each to serve until their successors are elected and qualified.  A Manager shall remain in office until removed by the unanimous written consent of the

Members or until such Manager resigns in a written instrument delivered to each of the Members or such Manager dies or is unable to serve.  In the event of any such vacancy, the Members may fill the vacancy by unanimous vote.  Each Manager shall have one (1) vote.  Except as otherwise provided in this Agreement, the Board of Managers shall act by the affirmative vote of a majority of the Managers.  Each Manager shall perform his or her duties in good faith, in a manner reasonably believed to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

(b)                                 The Board shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement.  Any action required to be taken at a meeting of the Board, or any action that may be taken at a meeting of the Board may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all Managers participating in the meeting can hear each other.  Participation in such a meeting shall constitute presence in person at such meeting.  Notwithstanding anything in this Agreement to the contrary, the Board may take without a meeting any action that may be taken by the Board under this Agreement if such action is approved by the unanimous written consent of the Managers.

(c)                                  Except as otherwise provided in this Agreement, all powers to control and manage the business and affairs of the Company shall be vested exclusively in the Board, and the Board may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate of Formation or this Agreement directed or required to be exercised or done by the Members, and in so doing shall have the right and authority to take all actions that the Board deems necessary, useful or appropriate for the management and conduct of the business of the Company; provided, that the Members may at any time amend this Agreement and thereby broaden or limit the Board’s power and authority.

(d)                                 The Board may appoint a Chief Executive Officer, a Chief Operating Officer, Chief Financial Officer, Chief Marketing/Sales Officer and such other officers who shall have such power and authority as may be specified in a resolution of the Board.  All officers shall have such authority and perform such duties in the management of the business and affairs of the Company as may be provided in this Agreement, or, to the extent not so provided, as may be prescribed by the Board.  The officers of the Company shall be elected or appointed to hold office until their respective successors are elected or appointed.  All officers shall hold office at the pleasure of the Board, and any officer elected or appointed by the Board may be removed from office at any time by the Board for cause or without cause at any regular or special meeting.  Any vacancy occurring in any office of the Company, whether because of death, resignation or removal, with or without cause, or any other reason, shall be filled by the Board.  Subject to the terms of any employment agreement entered into between an officer and the Company, the salaries and other compensation of all officers and agents of the Company shall be fixed by or in the manner prescribed by the Board.

(e)                                  To the fullest extent permitted by law, the Company shall indemnify and hold harmless, and may advance expenses to, any Manager (collectively, the “Indemnitees”),

from and against any and all claims and demands whatsoever arising out of the business and affairs of the Company; provided, however, that no indemnification may be made to or on behalf of any Indemnitee if a judgment or other final adjudication adverse to such Indemnitee establishes (1) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (2) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.  The provision of this section shall continue to afford protection to each Indemnitee regardless of whether such Indemnitee remains a Manager, employee or agent of the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS, ALLOCATIONS

Section 4.1                                      Capital Contributions.  The Members each shall make an initial capital contribution to the Company in the amount set forth opposite such Member’s name on the attached Schedule 1.  The Members may, but shall not be required to, make further capital contributions from time to time as they each may determine.

Section 4.2                                      Capital Accounts.  A capital account shall be maintained for the Members, and shall initially be credited with the value of the initial capital contribution made by each Member pursuant to Section 4.1 hereof The capital account of a Member shall be adjusted from time to time by crediting to such account all (i) additional capital contributions by the Member, and (ii) profit allocated to the Members, and shall be debited with (a) distributions made to the Member, (b) loss, and (c) expenditures described in Section 705(a)(2)(B) of the Internal Revenue Code of 1986, as amended, all as allocated to the Members.

Section 4.3                                      Allocations and Distributions.

(a)                                  All profit or loss of the Company shall be allocated to the Members in proportion to their aggregate capital contributions to the Company.

(b)                                 The Company may make distributions of available cash to the Members from time to time as the Board may determine after maintaining such reserves as the Board deems appropriate.

ARTICLE V

ACCOUNTING PROVISIONS

Section 5.1                                      Fiscal Year.  The fiscal year of the Company shall be the calendar year.

Section 5.2                                      Books and Accounts.  Complete and accurate books and accounts shall be maintained for the Company at the principal place of business of the Company utilizing the same  method of accounting as is utilized by the Member for its business activities.

ARTICLE VI

ADMISSION OF MEMBERS; TRANSFERS; WITHDRAWAL OF MEMBER

Section 6.1                                      Transfers Generally.  Membership Interests may be assigned, in whole or in part, (each such assignment, a `Transfer”) only in accordance with this Article.

Section 6.2                                      Effect of Transfers.

(a)                                  Except as provided in paragraph (b) below, any Transfer of a Membership Interest by a person (the “Transferor”) shall be effective only to give the transferee (the “Transferee”) the right to the share of allocations and distributions to which the Transferor would otherwise be entitled, and no Transferee of a Membership Interest shall be admitted as a Member, (ii) the Transferee shall have no right to vote on or consent to any matter submitted to the Members or otherwise participate in the management of the business and affairs of the Company, and (iii) subject to 5.3(c) below; the Transferor, if he retains a Membership Interest, shall retain such rights and shall have the power to exercise any rights of a Member, except the right to receive allocations and distributions to the extent those rights are assigned.

(b)                                 A Transferee of a Membership Interest shall, upon such Transfer, be admitted as a Member with all the rights and powers of his Transferor if, prior to such Transfer, all of the Directors consent to the admission of the Transferee as a Member.

(c)                                  The Board may, in its discretion, charge a reasonable fee to cover the expenses incurred by the Company in connection with or as a consequence of the Transfer of all or part of a Membership Interest.

(d)                                 The Company, the Managers, each Member and any other person or persons having business with the Company, need deal only with holders of Membership Interests who are admitted as Members of the Company, and shall not be required to deal with any Transferee who has not been admitted as a Member.

Section 6.3                                      Admission of Members.  The Managers may from time to time admit additional Members to the Company on such terms and conditions, including such contributions to the capital of the Company, as the Directors shall determine.  Any such additional Members shall join in and agree to be bound by the terms of this Agreement.

ARTICLE VII

DISSOLUTION AND LIQUIDATION OF THE COMPANY

Section 7.1                                      Events of Dissolution.  The Company shall be dissolved upon the first to occur of any of the following:

(a)                                  The unanimous vote of the Members;

(b)                                 The sale or other disposition of all the assets of the Company; and

(c)                                  An event of dissolution of the Company under the Act.

Section 7.2                                      General.  Upon the dissolution of the Company, the Company shall be dissolved and liquidated in accordance with this Article VII.  The dissolution and liquidation shall be conducted and supervised by a person appointed by the Members or their successors-in-interest (the “Liquidating Agent”).  The Liquidating Agent is hereby expressly authorized and empowered to execute any and all documents necessary or desirable to effectuate the dissolution and liquidation of the Company and the transfer of any property of the Company.

Section 7.3                                      Priority on Liquidation.  The Liquidating Agent shall, to the extent feasible, liquidate the assets of the Company as promptly as practicable.  The proceeds of such liquidation shall be applied in the following order of priority:

(a)                                  To the payment of matured debts and liabilities of the Company and the costs and expenses of the dissolution and liquidation;

(b)                                 To the setting up of any reserves that the Liquidating Agent may deem reasonably necessary for any contingent or unforeseen liabilities of the Company; and

(c)                                  Any balance, to the Members or their respective successors-in-interest.

Section 7.4                                      Orderly Liquidation.  A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant upon a liquidation.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1                                      Applicable Laws.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 8.2                                      Captions.  The captions used herein are intended for convenience of reference only, shall not constitute any part of this Agreement and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

Section 8.3                                      Amendment.  Amendments to this Agreement may be made only by the unanimous consent of the Members in writing.

Section 8.4                                      Notices.  Notices to Members or to the Company shall be deemed to have been given when personally delivered, mailed by certified or registered mail, return receipt requested, by overnight courier service, when faxed or when emailed.  If to the Company, such communication shall be effective if made to its registered office.  If to a Member, it shall be effective at the last known address or fax number of the Member in the records of the Company maintained for this purpose.  Notices transmitted by fax and notices by overnight courier service shall be deemed to have been received on the next business day.  Notices personally delivered and sent by email shall be deemed delivered upon such delivery.  Mailed notices shall be deemed delivered three (3) business days after deposit with the United States Postal Service.

Section 8.5                                      Effective Date.  This Agreement shall be effective as of the date first above written.

Section 8.6                                      No Third Party Beneficiary.  The provisions of this Agreement are for the sole benefit of the parties to this Agreement and their successors and assigns and shall not give rise to any rights by or on behalf of anyone other than such parties.

WHEREAS, the parties hereto have duly executed this Agreement as of the date first above written.

MEMBERS:

ONCURE MEDICAL CORP.

By:	/s/ Jeffrey A. Goffman
Name: Jeffrey A. Goffman
Title: Chief Executive Officer

MICA FLO II, INC.

By:	/s/ Jeffrey A. Goffman
Name: Jeffrey A. Goffman
Title: Chief Executive Officer

COMPANY:

POINTE WEST ONCOLOGY, LLC

By:	/s/ Jeffrey A. Goffman
Name: Jeffrey A. Goffman
Title: Chief Executive Officer

SCHEDULE 1 — Members and Capital Contributions

Member	Initial Capital Contributions

OnCURE Medical Corp.	$1000.00

MICA FLO II, INC.	$1000.00